SUMMARY SHEET OF DIRECTORS FEES AND EXECUTIVE OFFICER COMPENSATION

I. Director Compensation.

Directors who are employees of the Company do not receive any additional compensation for their services as directors. Each non-employee director of the Company is paid a fee of $2,000 per month, plus $1,000 for each Board meeting attended and $500 for attendance at each meeting of a committee of the Board of Directors of which such director is a member. The Company also reimburses each director for all expenses of attending such meetings. The Company also issues common stock purchase options or warrants to non-employee directors from time to time in recognition of their services. No additional compensation of any nature is paid to employee directors.

II. Executive Compensation.

      Base Salary

Dennis O'Donnell, the Company's Chief Executive Officer and Secretary, is currently the Company's only executive officer. Effective February 24, 2005, Mr. O'Donnell's annual compensation was raised $25,000 to $225,000 per annum.

      Participation in Stock Option Plan and Other Arrangements

On May 6, 2005 the Board of Directors of the Company approved the payment of a bonus (the "Bonus") to Mr. O'Donnell, pursuant to the terms of his employment agreement with the Company and in consideration of his performance on behalf of the Company. The Bonus consists of a cash payment to Mr. O'Donnell of $90,000 and the issuance to Mr. O'Donnell of options to purchase 100,000 shares of the Company's common stock at $0.80 per share. The options vested in full on the date of grant and expire on May 6, 2015.

Mr. O'Donnell is also eligible to participate in the Company's Performance Incentive Plan and its 401(k) Plan.